Exhibit 99.1

MIRA Pharmaceuticals Secures Worldwide Exclusive Rights to MIRA-55 and SKNY-1

Agreement Establishes Global Exclusivity Across MIRA’s Core Therapeutic Pipeline and Enhances Strategic Flexibility for Future Licensing and Partnership Opportunities

MIAMI, FL / ACCESS Newswire / June 4, 2026 / MIRA Pharmaceuticals, Inc. (NASDAQ: MIRA) (“MIRA” or the “Company”), a clinical-stage pharmaceutical company focused on the development of proprietary therapeutics for neurologic, neuropsychiatric, inflammatory, and metabolic disorders, today announced the execution of an Amended and Restated Exclusive License Agreement with MIRALOGX LLC, securing worldwide exclusive rights to MIRA-55 and SKNY-1.

The amended agreement grants MIRA worldwide exclusive development, commercialization, sublicensing, and intellectual property enforcement rights relating to both programs. The transaction further consolidates the Company’s intellectual property portfolio and establishes a unified global rights structure across MIRA’s core therapeutic assets.

MIRA-55 is the Company’s proprietary oral investigational drug candidate being developed for chronic inflammatory pain. SKNY-1 is MIRA’s oral investigational drug candidate being developed for obesity and addiction-related disorders.

Under the terms of the amended agreement, MIRA receives worldwide exclusive rights under jointly owned intellectual property covering MIRA-55, as well as worldwide exclusive rights covering SKNY-1. The agreement also provides MIRA with worldwide sublicensing rights and enhanced intellectual property enforcement rights, strengthening the Company’s ability to pursue future licensing, co-development, and commercialization opportunities.

The amendment does not materially modify the previously disclosed core economic terms of the existing license arrangements.

Erez Aminov, Chairman and CEO of MIRA Pharmaceuticals, stated:

“With this agreement, MIRA now controls global development and commercialization rights across its entire pipeline — Ketamir-2, MIRA-55, and SKNY-1. As we advance Ketamir-2 into Phase 2a and move both MIRA-55 and SKNY-1 toward IND filings, having a clean, unified worldwide rights structure in place is exactly where we need to be. It strengthens our position with partners, with investors, and across every market we intend to operate in.”

Dr. Itzchak Angel, Chief Scientific Advisor of MIRA Pharmaceuticals, commented:

“MIRA-55 and SKNY-1 each address large patient populations with significant unmet need. What sets these programs apart is their differentiated approach — targeting pathways that existing therapies either miss or handle poorly. Securing worldwide exclusive rights ensures we control how these assets are developed and ultimately reach patients.”

About MIRA-55

MIRA-55 is a next-generation cannabinoid analog designed to modulate cannabinoid receptor activity, including CB1 and CB2 pathways, while minimizing CB1-related psychoactive activity. In preclinical inflammatory pain models, MIRA-55 demonstrated analgesic activity comparable to injected morphine in normalizing pain responses, supporting its continued development as a potential non-opioid therapeutic. The U.S. Drug Enforcement Administration (DEA) has confirmed, following scientific review, that MIRA-55 is not classified as a controlled substance. MIRA-55 is an investigational compound and has not been approved by the FDA or any regulatory authority.

About SKNY-1

SKNY-1 is an orally administered investigational drug candidate designed to modulate multiple pathways associated with metabolic regulation and reward-associated behaviors. The compound was designed to combine pathway-selective CB1 modulation, CB2 receptor activity, and selective MAO-B inhibition. In preclinical studies, oral administration of SKNY-1 was associated with dose-dependent reductions in body weight and lipid normalization, with no significant reduction in whole-body density observed during the treatment period — a finding relevant in the context of ongoing clinical focus on lean body mass preservation during weight reduction. SKNY-1 has not been approved by the U.S. Food and Drug Administration (FDA) or any other regulatory authority, and its safety and efficacy have not been established in humans.

About MIRA Pharmaceuticals, Inc.

MIRA Pharmaceuticals, Inc. (NASDAQ: MIRA) is a clinical-stage pharmaceutical company focused on the development and commercialization of investigational therapeutics for neurologic, neuropsychiatric, and metabolic disorders. The Company’s pipeline includes oral drug candidates being evaluated for neuropathic pain (CIPN), inflammatory pain, obesity, addiction-related disorders, anxiety, and cognitive impairment. For more information, please visit www.mirapharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “can,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “guidance,” “potential,” “intend,” “seek,” “target” and other words of similar meaning, although not all forward-looking statements include these words. Forward-looking statements may include, but are not limited to, statements regarding the therapeutic potential, mechanism of action, development plans, regulatory pathway, safety profile, clinical utility, market opportunity, and future development of MIRA-55, SKNY-1, and the Company’s other product candidates. These forward-looking statements are based on current expectations, estimates, forecasts, and projections, as well as management’s beliefs and assumptions, and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to preclinical and clinical development, the ability to obtain regulatory approvals, the outcome of future studies, reliance on third parties, intellectual property protection, financing needs, market conditions, and the other risks identified under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update or revise such statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at the SEC website and in the “Investors” section of our website at MIRA Investors, for a discussion of these and other risks and uncertainties.

Contact:

Krystina Quintana

info@mirapharma.com

(786) 432-9792